EXHIBIT 99.1

VICTORY ENERGY CONCLUDES FAIRWAY ACQUISITION

AUSTIN, Texas – (September 30, 2014). Victory Energy Corporation, (OTCQX: VYEY) (“Victory” or “the Company”) a rapidly growing, Permian Basin focused oil and gas company, today announced a conclusion to the Fairway Project acquisition.

Since the July 2, 2014 announcement of the Fairway acquisition, the Company has acquired a 10% WI and 7.5% NRI in approximately 2,180 gross acres located in Glasscock and Howard County Texas.  This acreage is being held by production with ten (10) existing wells.  Forty-(40) acre well spacing provides significant future drilling opportunity on the property.   The company acquired its interest from Target Energy Limited (TELA) of Australia.

Victory had initially planned to acquire a 10% WI in the full 4,530 acres of the Fairway prospect. During its due diligence review the Company discovered significant title impairment issues in portions of the acreage. These issues were not resolved to Victory’s satisfaction.  On September 23, 2014, after an extensive period of unsuccessfully trying to re-value the transaction in a commercially reasonable manner, the Company and TELA mutually agreed to terminate the PSA. Because of the mutual termination, all of the second closing acreage, with the exception of the acreage allocated to the Taree 193-1 well, is no longer part of the Fairway transaction. The Company will retain its 10% WI interest in the Taree 193-1 well as part of its termination Agreement with Tela.  As of the date of this release, a closing date on the Taree 193-1 well acreage has not been scheduled.

“The termination is a result of unresolved issues relating to re-pricing evaluation methodology and the potential loss of future development and drilling rights on portions of the leases that are a part of the second closing,” said Kenny Hill, CEO of Victory Energy. “Victory’s acquisitions must meet our economic benchmarks and ownership must be deliverable by sellers before we are able to close. Because we were unable to meet these benchmarks on most of the second closing acreage, we were obligated to pass on the acreage and deploy capital to other projects.”

About Victory Energy

Victory Energy Corporation (OTCQX: VYEY), is a public held, growth-oriented oil and gas exploration and production company based in Austin, Texas, with additional resources located in Midland, Texas. The company is focused on the acquisition and development of stacked multi-pay resource play opportunities in the Permian Basin that offer predictable outcomes and long-lived reserve characteristics. The company presently utilizes low-risk vertical well development, which offers repeatable and profitable outcomes.  Current Company assets include interest in proven formations such as the Spraberry, Wolfcamp, Wolfberry, Mississippian, Cline and Fusselman formations. For additional information on the company, please visit www.vyey.com .

1

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects,  believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimated,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “project,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Among these forward-looking statements are statements regarding EURs, estimated BOE, estimated future gross undiscounted cash flow and estimated drilling and completion costs. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, our ability to successfully complete pending acquisitions, integrate them with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, changes to drilling plans and schedules by the operators of prospects, overruns in costs of operations, hazards, delays, and any other difficulties related to drilling for and producing oil or gas, the price of oil, NGLs, and gas, results of marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, and other factors described in the Company’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company’s Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in the Company’s other filings with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s website at www.sec.gov, and on the Company’s website at www.vyey.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Relations Contact

Derek Gradwell

SVP Natural Resources

MZ Group North America

Phone: 512-270-6990

Email: dgradwell@mzgroup.us

Web: www.mzgroup.us